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                                                                    EXHIBIT 3.2


                                STERICYCLE, INC.


                     CERTIFICATE OF DESIGNATION RELATING TO
         SERIES A CONVERTIBLE PREFERRED STOCK, PAR VALUE $.01 PER SHARE

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 Pursuant to Section 151 of the General Corporation Law of the State of Delaware

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       Stericycle, Inc., a Delaware corporation (the "Corporation"), hereby certifies that pursuant to the authority contained in Article Four of the Corporation's Amended and Restated Certificate of Incorporation, as amended by a First Certificate of Amendment (as amended, the "Restated Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the following resolution was duly adopted by the Board of Directors of the Corporation creating a series of its Preferred Stock designated as "Series A Convertible Preferred Stock":

       RESOLVED, that there is hereby created a series of the Preferred Stock of the Corporation designated as Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), consisting of 100,000 shares (25,000 of which shall be available solely for the payment of preferential dividends pursuant to the following Section 1A) and having the following voting powers, preferences and relative, participating, optional, conversion and other special rights, and qualifications, limitations and restrictions:

       1.   DIVIDENDS.

       1A.  PREFERENTIAL DIVIDENDS

       Preferential dividends on each share of Series A Preferred Stock shall accrue daily (whether or not there are profits or surplus available therefor) at the rate of 3.375% per annum of the Liquidation Preference thereof from the date of issuance of such share until the earliest of (i) the date on which the Liquidation Value of such share of Series A Preferred Stock is paid to the holder thereof in connection with the liquidation of the Corporation or the Corporation's redemption of such share of Series A Preferred Stock, (ii) the date on which such share of Series A Preferred Stock is converted into shares of Common Stock or (iii) the date on which such share of Series A Preferred Stock is otherwise acquired by the Corporation. Accrued preferential dividends on each share of Series A Preferred Stock shall accumulate annually on the anniversary of the date of initial issuance of such share. When and as declared, preferential dividends shall be paid only by the issuance of additional shares of Series A Preferred Stock (including fractional shares thereof) having an aggregate Liquidation Value at the time of such payment equal to the amount of the dividend to be paid. If and when any shares of Series A Preferred Stock are issued under this Section 1A for the payment of accumulated dividends and accrued dividends which have not yet been accumulated, such shares of Series A Preferred Stock shall be deemed to be validly issued and outstanding and fully paid and nonassessable.

       1B.  PARTICIPATING DIVIDENDS

       In addition to preferential dividends payable under Section 1A, holders of Series A Preferred Stock shall share pro rata with holders of Common Stock, on the basis of the number of shares of Common Stock which each holder of Preferred Stock would be entitled to receive upon conversion of the holder's Preferred Stock into Common Stock as of the record date for the dividend or distribution, in all


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other dividends and distributions, if any, that the Corporation's board of directors may declare from time to time.

       2.     LIQUIDATION.

              Upon any liquidation, dissolution or winding up of the Corporation (a "Liquidation"), each holder of Series A Preferred Stock shall be entitled to be paid, before any distribution or payment is made in respect of any Junior Securities, an amount in cash equal to the greater of the following amounts (the "Liquidation Distribution"): (i) the product obtained by multiplying the Liquidation Value of each share by the number of shares of Series A Preferred Stock held by the holder or (ii) the amount that would be payable to the holder in respect of the Common Stock issuable upon conversion of the holder's shares of Series A Preferred Stock if all outstanding Series A Preferred Stock were converted into Common Stock immediately prior to the Liquidation. If upon a Liquidation the Corporation's assets available for distribution to its stockholders are insufficient to permit payment to holders of Series A Preferred Stock of the aggregate Liquidation Value of their Series A Preferred Stock, then the entire assets available for distribution shall be distributed among holders of Series A Preferred Stock pro rata on the basis of the aggregate Liquidation Value of the Series A Preferred Stock held by each holder. After payment in full has been made to holders of Series A Preferred Stock of the aggregate Liquidation Distributions in respect of their Series A Preferred Stock, holders of Series A Preferred Stock shall not share in any remaining assets of the Corporation available for distribution. The Corporation shall mail written notice of a Liquidation to each holder of record of Series A Preferred Stock at least 30 days prior to the date for payment or distribution to stockholders stated in the Corporation's notice; and at any time prior to the date stated in the Corporation's notice, a holder of Series A Preferred Stock may, at its option, convert its Series A Preferred Stock into Common Stock in accordance with Section 4.

       3.     VOTING RIGHTS.

       3A.    ORDINARY VOTING.

        Except as otherwise required by law, the Corporation's Restated Certificate of Incorporation or this Certificate of Designation, holders of Series A Preferred Stock shall be entitled to vote with holders of Common Stock as a single class on each matter submitted to a vote of the Corporation's stockholders. Each share of Series A Preferred Stock shall have a number of votes equal to the number of votes possessed by the number of shares of Common Stock into which the share of Series A Preferred Stock is convertible as of the record date for determining the stockholders entitled to vote on the matter. Any fractional voting rights that result (after aggregating, in the case of each holder of Series A Preferred Stock, all shares of Common Stock into which all of the holders' shares of Series A Preferred Stock could be converted) shall be rounded upwards or downwards to the nearest whole number (with one-half being rounded upwards).

       3B.    ELECTION OF DIRECTORS.

       So long as the initial purchasers of Series A Preferred Stock and their affiliates hold at least 50% of the Underlying Common Stock (determined as of the date of the initial issuance of Series A Preferred Stock), holders of Series A Preferred Stock, voting separately as a single class to the exclusion of all other classes of the Corporation's capital stock and with each share of Series A Preferred Stock entitled to one vote, shall be entitled, in the election of directors of the Corporation, to elect two directors to serve on the Corporation's board of directors. Each director so elected shall serve until his successor is duly elected by holders of Series A Preferred Stock or he is removed from office by holders of Series A Preferred Stock. If holders of Series A Preferred Stock for any reason fail to elect anyone to fill any such directorship, the position shall remain vacant until such time as holders of Series A Preferred Stock elect a director to fill the position, and it shall not be filled by resolution or vote of the Corporation's board of directors or its other stockholders. In the event that the initial purchasers of Series A Preferred Stock and their affiliates cease to hold at least 50% of the Underlying Common

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Stock but continue to hold at least 25% of the Underlying Common Stock
(determined as of the date of the initial issuance of Series A Preferred Stock), the right and power provided to holders of Series A Preferred Stock by this
Section 3B shall be limited to the election of only one director. In the event that the initial purchasers of Series A Preferred Stock and their affiliates cease to hold at least 25% of the Underlying Common Stock (determined as of the date of the initial issuance of Series A Preferred Stock), the right and power provided to holders of Series A Preferred Stock by this Section 3B shall terminate.

       4.     CONVERSION.

       4A.    CONVERSION PROCEDURE.

       (a) At any time and on more than one occasion, a holder of Series A Preferred Stock may convert all or any portion of the holder's shares of Series A Preferred Stock (including any fraction of a share) into a number of shares of Common Stock computed by dividing (i) the aggregate Liquidation Value of the shares of Series A Preferred Stock to be converted by (ii) the Conversion Price then in effect.

       (b) Each conversion of Series A Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Preferred Stock to be converted have been surrendered for conversion at the Corporation's principal office. When the conversion has been effected, the rights of the converting holder of Series A Preferred Stock as such holder shall cease, and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon the conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

       (c) As soon as possible but in any event within 10 business days after a conversion has been effected, the Corporation shall deliver to the converting holder: (i) a certificate or certificates representing the number of shares of Common Stock issuable by reason of the conversion in such name or names and such denomination or denominations as the converting holder has specified; and (ii) a certificate representing any shares of Series A Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with the conversion but which were not converted.

       (d) The issuance of a certificate or certificates for shares of Common Stock upon the conversion of Series A Preferred Stock shall be made without charge to the converting holder for any issuance tax in respect of the conversion or other cost incurred by the Corporation in connection with the conversion and the related issuance of shares of Common Stock. Upon conversion of each share of Series A Preferred Stock, the Corporation shall take all actions that may be necessary in order to insure that the Common Stock issued as a result of the conversion is validly issued, fully paid and nonassessable.

       (e) The Corporation shall not close its books against the transfer of Series A Preferred Stock or of Common Stock issued or issuable upon conversion of Series A Preferred Stock in any manner which interferes with the timely conversion of Series A Preferred Stock.

       (f) If any fractional interest in a share of Common Stock would, except for the provisions of this Section 4A(f), be issuable upon any conversion of Series A Preferred Stock, the Corporation, in lieu of issuing the fractional share otherwise issuable, may pay an amount to the holder of the fractional interest equal to the Market Price of the fractional interest as of the date of conversion.

       (g) Notwithstanding any other provision of this Section 4, if a conversion of Series A Preferred Stock is to be made in connection with a Corporate Change or any other transaction affecting the Corporation, the conversion may be conditioned, at the election of the converting holder, upon the consummation of the Corporate Change or such other transaction, in which event the conversion shall not be deemed to be effective until the Corporate Change or such other transaction has been

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consummated.

       4B. CONVERSION PRICE. The initial conversion price for Series A Preferred Stock (the "Conversion Price") shall be $17.50. In order to prevent dilution of the conversion rights granted under Section 4A, the initial Conversion Price for Series A Preferred Stock shall be subject to adjustment from time to time pursuant to Sections 4C, 4D, 4E and 4F.

       4C. COMMON STOCK SUBDIVISION OR COMBINATION. If the Corporation at any time subdivides (by a stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to the subdivision shall be proportionately reduced; and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment of the Conversion Price under this Section 4C shall become effective as and when the subdivision or combination becomes effective.

       4D. CORPORATE CHANGE. Prior to the consummation of any Corporate Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to holders of a majority of the shares of Series A Preferred Stock then outstanding) to insure that each holder of Series A Preferred Stock shall have the right to receive upon conversion of the holder's Series A Preferred Stock, in lieu of the shares of Common Stock that the holder otherwise would have been entitled to receive upon conversion, the stock, securities or assets that the holder would have received in connection with the Corporate Change if the holder had converted the holder's Series A Preferred Stock immediately prior to the Corporate Change. The Corporation shall also make appropriate provisions (in form and substance satisfactory to holders of a majority of the shares of Series A Preferred Stock then outstanding) to insure that the provisions of this
Section 4 and Section 5 will continue to be applicable to the Series A Preferred Stock (including, in the case of any Corporate Change in which the successor or purchasing corporation is other than the Corporation, an immediate adjustment of the Conversion Price to the value of the Common Stock reflected by the terms of the Corporate Change, if the value so reflected is less than the Conversion Price in effect immediately prior to the Corporate Change). The Corporation shall not effect any Corporate Change unless, prior to the consummation of the Corporate Change, the successor corporation (if other than the Corporation) or the purchasing corporation assumes by written instrument (in form and substance reasonably satisfactory to holders of a majority of the shares of Series A Preferred Stock then outstanding) the obligation to deliver to each holder of Series A Preferred Stock such shares of stock, securities or assets that the holder is entitled to receive in accordance with this Section 4D.

       4E. WEIGHTED AVERAGE ANTI-DILUTION PROTECTION. If and whenever on or after the date of the initial issuance of Series A Preferred Stock the Corporation issues or sells, or in accordance with Section 4F is deemed to have issued or sold, any shares of the Common Stock for a consideration per share less than (i) the Conversion Price in effect immediately prior to the time of such issue or sale or (ii) the Market Price of the Common Stock determined as of the date of such issue or sale, then immediately upon such issue or sale the Conversion Price shall be reduced to whichever of the following Conversion Prices is lower:

              (1) the Conversion Price determined by dividing (i) the sum of (x) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediate prior to such issue or sale plus (y) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale; or

              (2) the Conversion Price determined by multiplying the Conversion Price in effect immediately prior to such issue or sale by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or

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       sale multiplied by the Market Price of the Common Stock determined as of the date of such issuance or sale plus (ii) the consideration, if any, received by the Corporation upon such issue or sale, and the denominator of which shall be the product derived by multiplying the Market Price of the Common Stock by the number of shares of Common Stock deemed outstanding immediately after such issue or sale.


Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price as a result of:

              (i) the issue of shares of Common Stock upon the exercise of Options outstanding as of the date of filing this Certificate of Designation; and

              (ii)for each fiscal year of the Corporation, the issue or sale (or deemed issue or sale) (occurring on or after August 13, 1999, in the case of the fiscal year ended December 31, 1999) of up to the Permissible Number of Shares for such fiscal year by reason of any one or combination of the following:

                  (A) the grant or repricing of Options which are authorized to be granted or repriced under the Corporation's existing stock option plans as of the date of filing this Certificate of Designation and which are granted or repriced after the date of filing this Certificate of Designation at an exercise price not less than the Market Price on the date of grant or repricing; and

                  (B) the grant or repricing of Options which are authorized to be granted or repriced under any new stock option plan which is adopted by the Corporation and approved by its stockholders after the date of filing this Certificate of Designation and which are granted or repriced at an exercise price not less than the Market Price on the date of grant or repricing;

                  (C) the issuance of Common Stock as consideration for (either in whole or in part) the Corporation's acquisition of the assets or stock of any other Person or Persons in one or more transactions approved by the Corporation's board of directors.

As used in the preceding clause (ii), "Permissible Number of Shares" means, with respect to any fiscal year, the number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock outstanding as of 4:00 p.m. on the last trading day prior to the start of such fiscal year multiplied by
(ii) 0.04 (rounding any resulting fractional share to the nearest whole share). The Permissible Number of Shares for any fiscal year shall be proportionately adjusted for stock splits, combinations and dividends on the Common Stock during such year.

       4F. EFFECT ON CONVERSION PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Conversion Price under Section 4E, the following shall be applicable:

       (a) If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than (i) the Conversion Price in effect immediately prior to the time of the granting or sale of such Options or (ii) the Market Price of the Common Stock determined as of such time, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all


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such Options, plus in the case of such Options which relate to Convertible
Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

       (b) If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than (i) the Conversion Price in effect immediately prior to the time of such issue or sale or (ii) the Market Price of the Common Stock determined as of such time, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this
Section 6, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

       (c) If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, a corresponding number of shares of Common Stock shall be deemed to have been issued and the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. If such adjustment would result in an increase of the Conversion Price then in effect, however, such adjustment shall not be effective until 30 days after written notice thereof has been given by the Corporation to all holders of Series A Preferred Stock. For purposes of this Section 4E, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Series A Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; but no such change shall at any time cause the Conversion Price hereunder to be increased.

       (d) Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. If such expiration or termination would result in an increase in the Conversion Price then in effect, however, such increase shall not be effective until 30 days after written notice thereof has been given to all holders of Series A Preferred Stock. For purposes of this Section 4E, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Series A Preferred Stock shall not cause the Conversion Price hereunder to be adjusted unless, and only to the


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extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Series A Preferred Stock.

       (e) If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the Consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business or the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of a majority of the outstanding shares of Series A Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding shares of Series A Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

       (f) In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

       (g) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

       (h) If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

       4G. NOTICES. Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice of the adjustment to all holders of Series A Preferred Stock. The Corporation shall also give written notice to all holders of Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record (i) with respect to the payment of any dividend or distribution to stockholders, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Liquidation or Corporate Change.

       5.  REDEMPTIONS.

       5A. REDEMPTION AT HOLDER'S OPTION. At any time on or after (i) a Change in Control or (ii) a Bankruptcy Event has occurred and has continued for 60 days, each holder of Series A Preferred Stock shall have the right to require the Corporation to redeem all or a portion of the holder's Series A Preferred Stock at a redemption price equal to the aggregate Liquidation Value of the shares to be redeemed. Any holder of Series A Preferred Stock may exercise the holder's redemption right under this Section 5A by delivering to the Corporation at its principal office a written notice stating the

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holder's intention to exercise the holder's redemption right and the number of the holder's shares of Series A Preferred Stock to be redeemed. The Corporation shall be obligated to redeem the total number of shares of Series A Preferred Stock specified in the holder's redemption notice on the 15th business day following its receipt of the holder's notice. Within five days following receipt of a redemption notice from any holder of Series A Preferred Stock, the Corporation shall give written notice of the contemplated redemption to all other holders of Series A Preferred Stock, and each of them shall have the right, exercisable by written notice delivered to the Corporation at its principal office within 10 business days after receipt of the Corporation's notice, to request that all or a portion of the holder's shares of Series A Preferred Stock also be redeemed at the same time as the contemplated redemption. Redemptions under this Section 5A shall be subject to the terms of the Corporation's outstanding indebtedness, and the Corporation shall have no obligation to redeem any shares of Series A Preferred Stock in violation of the terms of its outstanding funded indebtedness.

       5B. REDEMPTION AT COMPANY'S OPTION. Beginning on the 30th-month anniversary of the date of initial issuance of Series A Preferred Stock, the Corporation shall have the right to redeem all (but not less than all) of the outstanding shares of Series A Preferred Stock at a redemption price equal to the aggregate Liquidation Value of the shares to be redeemed, upon written notice of the proposed redemption to all holders of Series A Preferred Stock given at least 30 days prior to the proposed redemption date, if both of the following conditions are satisfied:

              (1) the Market Price of a share of Common Stock for the 20 consecutive trading days immediately preceding the date of the Corporation's redemption notice is at least 150% of the Conversion Price then in effect; and

              (2) as of the redemption date, a registration statement covering all of the shares of Common Stock issued or issuable upon the conversion of all of the shares of Series A Preferred Stock delivered for conversion pursuant to Section 4A after the date of the Corporation's redemption notice and at least five business days prior to the redemption date, and providing for an offering on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, has been declared effective by the Securities and Exchange Commission.

The Corporation's exercise of its redemption rights under this Section 5B shall be subject to the conversion rights under Section 4A of each holder of Series A Preferred Stock, who may exercise those rights at any time prior to the redemption date. Redemptions under this Section 5B shall be subject to the terms of the Corporation's outstanding indebtedness, and the Corporation may not exercise its redemption rights under this Section 5B in violation of the terms of its outstanding funded indebtedness.

       5C. PAYMENT OF REDEMPTION PRICE. For each share of Series A Preferred Stock which is to be redeemed pursuant to Sections 5A or 5B, the Corporation shall be obligated on the redemption date to pay to the holder, upon the holder's surrender at the Corporation's principal office of the certificate representing the share to be redeemed, the full redemption price of the share in immediately available funds. In the case of a redemption pursuant to Section 5A, if the funds of the Corporation legally available for the redemption of Series A Preferred Stock on the redemption date are insufficient to redeem the total number of shares of Series A Preferred Stock that the Corporation is required to redeem, those funds which are legally available shall be used to redeem the maximum possible number of shares of Series A Preferred Stock pro rata among the holders of the shares to be redeemed on the basis of the number of shares held by each holder. As and when following the redemption date additional funds of the Corporation become legally available for the redemption of Series A Preferred Stock, the Corporation shall immediately use such funds to redeem the balance of the shares of Series A Preferred Stock which the Corporation became obligated to redeem on the redemption date but which it has not redeemed. In the case of a redemption pursuant to Section 5B, the Corporation may not redeem any shares of Series A Preferred Stock unless the funds of the Corporation legally available for the redemption of Series A Preferred Stock are sufficient to redeem all of the outstanding shares of Series A Preferred Stock.


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       5D. REISSUANCE OF CERTIFICATES. In the event that fewer than the total number of shares of Series A Preferred Stock represented by any certificate are redeemed upon a redemption pursuant to Sections 5A or 5B, the Corporation shall issue a new certificate representing the number of unredeemed shares of Series A Preferred Stock to the holder of those shares without cost to the holder promptly after the holder's surrender of the certificate representing the redeemed shares of Series A Preferred Stock.

       5E. REDEEMED SHARES. Any shares of Series A Preferred Stock which are redeemed by the Corporation shall be canceled and shall not be reissued, sold or transferred.

       6.  RESTRICTIONS AND LIMITATIONS.

       As long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not amend or restate this Certificate of Designation or its Restated Certificate of Incorporation or by-laws in any manner that adversely affects the powers, preferences and rights of Series A Preferred Stock as designated in this Certificate of Designation. As long as any of the initial number of shares of Series A Preferred Stock remain outstanding, the Corporation shall not take any of the following actions without the affirmative vote or written consent of holders of a majority of the shares of Series A Preferred Stock then outstanding:

           (1) file any other certificate of designation or amend or restate this Certificate of Designation or the Corporation's Restated Certificate of Incorporation or by-laws (as each of them may be amended in compliance with this Section 6) in any manner that adversely affects the powers, preferences and rights of Series A Preferred Stock as designated in this Certificate of Designation (as it may be amended in compliance with this Section 6);

           (2) declare or pay any dividends on or declare or make any other direct or indirect distribution on account of any Junior Securities, or set apart any sum for any such purpose, except in accordance with Section 1;

           (3) redeem, purchase or otherwise acquire for value any shares of Series A Preferred Stock except in accordance with Section 5; or

           (4) fix the size of the Corporation's board of directors at any number in excess of nine except in accordance with Section 7.

       7.  SPECIAL VOTING RIGHTS.

       7A. ADDITIONAL DIRECTORS. If a Bankruptcy Event has occurred and has continued for 60 days, and if at the time there are at least 25% of the initial number of shares of Series A Preferred Stock outstanding , the number of directors constituting the Corporation's board of directors shall be increased, at the request of holders of a majority of the shares of Series A Preferred Stock then outstanding, by the minimum number that, taking into account the number of incumbent directors, if any, already serving as nominees of holders of Series A Preferred Stock, shall constitute a majority of the board of directors. Holders of Series A Preferred Stock shall have the special right, voting separately as a single class (with each share of Series A Preferred Stock being entitled to one vote) and to the exclusion of all other classes of the Corporation's stock, to elect individuals to fill the newly-created directorships, to remove any individuals elected to these directorships and to fill any vacancies in these directorships. The special right of the holders of Series A Preferred Stock to elect or remove members of the board of directors may be exercised at the special meeting called pursuant to Section 7B, at any annual or special meeting of stockholders or by written consent in lieu of a stockholders meeting. This special right of holders of Series A Preferred Stock shall continue until such time as the Bankruptcy Event has ceased to exist, at which time the special right shall terminate subject to revesting upon the occurrence and continuation of any other Bankruptcy Event giving rise to the special right under this Section 7A.

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


       7B. SPECIAL MEETING. At any time when the special right under Section 7A has vested in the holders of Series A Preferred Stock, a proper officer of the Corporation shall, upon the written request of holders of at least 20% of the shares of Series A Preferred Stock then outstanding, addressed to the secretary of the Corporation, call a special meeting of holders of Series A Preferred Stock for the purpose of electing directors pursuant to this Section 7B. This special meeting shall be held at the earliest legally permissible date at the Corporation's principal office or at any other place designated by the holders of at least 20% of the shares of Series A Preferred Stock then outstanding. If the special meeting has not been called by a proper officer of the Corporation within 10 days after personal service of the written request upon the secretary of the Corporation or within 20 days after mailing the written request to the secretary of the Corporation at the Corporation's principal office, holders of at least 20% of the shares of Series A Preferred Stock then outstanding may designate in writing one of their number to call such special meeting at the Corporation's expense. The special meeting may be called by such Person so designated upon the shortest legally permissible notice and shall be held at the Corporation's principal office or at any other place designated by the holders of at least 20% of the shares of Series A Preferred Stock then outstanding. Any holder of Series A Preferred Stock so designated shall be given access to the Corporation's stock register for its Series A Preferred Stock for the purpose of causing a special meeting of holders of Series A Preferred Stock to be called pursuant to this Section 7B.

       7C. QUORUM AND VOTING. At any meeting or at any adjournment of a meeting at which holders of Series A Preferred Stock have the special right to elect directors, the presence, in person or by proxy, of holders of a majority of the shares of Series A Preferred Stock then outstanding shall be required to constitute a quorum for the election or removal of any director by holders of the Series A Preferred Stock. The vote of a majority of the quorum shall be required to elect or remove any such director.

       7D. TERM. Any director elected by holders of Series A Preferred Stock shall continue to serve as a director until the expiration of the lesser of (i) a period of 90 days following the date on the Bankruptcy Event has ceased to exist or (ii) the remaining period of the full term for which the director has been elected. After the expiration of this 90-day period, or when the full term for which the director has been elected expires (provided that the special right to elect directors has terminated), as the case may be, the number of directors constituting the board of directors of the Corporation shall decrease to the number that constituted the whole board of directors of the Corporation immediately prior to the occurrence of the Bankruptcy Event giving rise to the special right to elect directors.

       8.  PURCHASE RIGHTS.

       If at any time the Corporation distributes, grants or sells any options, convertible securities or rights to stock, warrants, securities or other property to all holders of Common Stock (the "Purchase Rights"), each holder of Series A Preferred Stock shall be entitled to acquire, upon the terms applicable to the Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of Common Stock issuable upon conversion of the holder's Series A Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of the Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the distribution, issue or sale of the Purchase Rights.

       9.  REGISTRATION OF TRANSFER.

       The Corporation shall keep at its principal office a register for the registration of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at the Corporation's principal office, the Corporation shall, at the request of the record holder of the certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange representing in the aggregate the number of shares of Series A Preferred Stock represented by the surrendered certificate. Each new certificate shall be registered in the name and represent the number of shares of Series A Preferred Stock requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. Any transfer of Series A

Preferred Stock shall be subject, however, to any applicable contractual or other restrictions on transfer and the payment of any applicable transfer taxes by the transferring holder.

       10. REPLACEMENT.

       Upon receipt of evidence reasonably satisfactory to the Corporation (e.g., an affidavit of the registered holder) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender of the mutilated certificate, the Corporation shall (at its expense) execute and deliver in replacement a new certificate of like kind representing the number of shares of Series A Preferred Stock represented by the lost, stolen, destroyed or mutilated certificate and dated the date of the lost, stolen, destroyed or mutilated certificate.

       11. AMENDMENT AND WAIVER.

       No amendment, modification or waiver will be binding or effective with respect to any provision of this Certificate of Designation without the prior written consent of holders of not less than a majority of the shares of Series A Preferred Stock outstanding at the time that the action is taken. No change in the terms of this Certificate of Designation may be accomplished by merger or consolidation of the Corporation with another corporation unless the Corporation has obtained the prior affirmative vote or written consent of holders of not less than a majority of the shares of Series A Preferred Stock then outstanding.

       12. NOTICES.

       All notices given pursuant to in this Certificate of Designation shall be in writing and shall be delivered by a national overnight courier service or by certified or registered mail, return receipt requested, and shall be deemed to have been delivered one business day after being given to the courier service for delivery, or three business days after being deposited in the mail (proper postage paid), if sent (i) to the Corporation at its principal executive offices and (ii) to any holder of Series A Preferred Stock at the holder's address as it appears in the Corporation's stock register (unless the holder has otherwise indicated in writing).

       13. DEFINITIONS.

       BANKRUPTCY EVENT means one of the following events: (i) the Corporation makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; (ii) an order, judgment or decree is entered adjudicating the Corporation bankrupt or insolvent; or
(iii) any order for relief with respect to the Corporation is entered under the federal Bankruptcy Code; or (iv) the Corporation petitions or applies to any court for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or of any substantial part of its assets or commences any proceeding relating to the Corporation under any bankruptcy, reorganization, arrangement or insolvency law of any jurisdiction; or (v) any such petition or application is filed, or any such proceeding is commenced, against the Corporation and either
(a) the Corporation by any act indicates its approval of, consent to or acquiescence in the petition, application or proceeding or (b) the petition, application or proceeding is not dismissed within 90 days after being filed or commenced.

       CHANGE OF CONTROL means: (i) the acquisition (including by way of merger, consolidation or otherwise), directly or indirectly, by any person or related group of persons of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than 50% of the total combined voting power of the Corporation's outstanding securities; or
(ii) a change in the composition of the Corporation's board of directors over a period of 36 consecutive months or less such that, by reason of one or more contested elections for directorships, a majority of the

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

incumbent directors ceases to be comprised of individuals who either (A) have been directors continuously since the beginning of the 36-month period or (B) have been elected or nominated for election as directors during the 36-month period by at least a majority of the directors described in clause (A) who were still in office at the time that the board approved such election or nomination.

       COMMON STOCK means the Corporation's common stock, par value $.01 per share.

       COMMON STOCK DEEMED OUTSTANDING means, at any given time, (i) the number of shares of Common Stock actually outstanding at such time, plus (ii) the number of shares of Common Stock issuable upon conversion at such time of the shares of Series A Preferred Stock then outstanding, plus (iii) the number of shares of Common Stock deemed to be outstanding pursuant to Sections 4F(a) and 4F(b), whether or not the Options or Convertible Securities are actually exercisable at such time.

       CONVERSION PRICE is defined in Section 4B.

       CONVERTIBLE SECURITIES means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

       CORPORATE CHANGE means any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Corporation's assets to another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon a subsequent liquidation of the Corporation) stock, securities or assets in respect of or in exchange for Common Stock.

       JUNIOR SECURITIES means any capital stock of the Corporation other than Series A Preferred Stock.

       LIQUIDATION is defined in Section 2A.

       LIQUIDATION DISTRIBUTION is defined in Section 2.

       LIQUIDATION PREFERENCE means, with respect to a share of Series A Preferred Stock, the sum of (i) $1,000 plus (ii) all accumulated preferential dividends on such share.

       LIQUIDATION VALUE means, with respect to a share of Series A Preferred Stock, the sum of (i) $1,000 plus (ii) all accumulated preferential dividends on such share plus (iii) all accrued and unpaid dividends on such share which have not yet been accumulated.

       MARKET PRICE of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may be listed at the time, or, if there has been no sales on any such exchange on any day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ system as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated or any similar successor organization, in each such case (except when the "Market Price" is being determined for purposes of Section 5B(1)) averaged over a period of 20 days consisting of the day as of which the "Market Price" is being determined and the 19 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the shares of Series A Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the shares of Series A Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser. Notwithstanding the preceding: (i) an Option which is granted or repriced at an exercise price equal to the last reported sales price of a share of Common Stock

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


on the Nasdaq National Market on the date of grant or repricing shall be considered to have been granted or repriced at the Market Price on the date of grant or repricing; and (ii) shares of Common Stock which are issued and sold in an underwritten registered public offering shall be considered to have been issued and sold at the Market Price.

       OPTIONS means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

       PERSON means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or other entity.

       PURCHASE RIGHTS is defined in Section 8.

       UNDERLYING COMMON STOCK means all shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock (which number shall be determined, with respect to any given date, based upon the Conversion Price in effect as of such date).

                                    * * * * *

           In witness, the Corporation has caused this Certificate of Designation to be signed by its President and Chief Executive Officer, Mark C. Miller, on November 3, 1999. His signature below constitutes his affirmation and acknowledgement, under penalties of perjury, that this instrument is the Corporation's act and deed and that the facts stated in this instrument are true.


                                 STERICYCLE, INC.



                                 By       /s/ Mark C. Miller
                                     ------------------------------------------
                                          Mark C. Miller
                                          President and Chief Executive Officer


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